EXHIBIT 10.36

ELEVENTH AMENDMENT

TO THE

ZIONS BANCORPORATION PAYSHELTER 401(k) AND

EMPLOYEE STOCK OWNERSHIP PLAN

(Compliance with Pension Protection Act of 2006)

This Eleventh Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 31 day of December, 2009, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore established the Plan, which has been amended and restated in its entirety effective for the plan year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Employer desires to amend the Plan to conform to certain applicable provisions of the Pension Protection Act of 2006, in order to maintain the Plan’s qualified status under the Internal Revenue Code;

NOW THEREFORE, in consideration of the foregoing premises the Committee, for and on behalf of the Employer, adopts the following amendment to the Plan (amended language is marked in bold italics):

Section 11.04(b) is amended to add the following at the end thereof:

For distributions made after December 31, 2007, an Eligible Retirement Plan shall also mean a Roth IRA described in Code Section 408A(b).

This Eleventh Amendment shall be effective January 1, 2008, and for all Plan Years commencing on and after that date, unless another effective date is specified therein, and in all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Zions Bancorporation Benefits Committee has caused this Eleventh Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/s/ Diana M. Andersen
Its:	SVP & Director of Corp Benefits